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                                                                   EXHIBIT 10.38

[CABOT MICROELECTRONICS LOGO]

November 2, 2003

Mr. William P. Noglows
204 Ocean Avenue
Marblehead, MA 01945

                  Re:      Offer of Employment

Dear Bill:

         We are all very excited about your interest in Cabot Microelectronics Corporation ("CMC") and the prospects for a great future for CMC under your leadership. Accordingly, we are offering employment to you on the following terms:

1. Position. You would become CMC's Chairman, President and Chief Executive Officer, reporting to the Board of Directors of CMC.

2. Employment Date. Your first date of employment ("Employment Date") is tentatively planned for November 3, 2003.

3. Change in Control Agreement. CMC also will offer you a Change in Control Severance Protection Agreement that includes payment for three times salary and bonus and three years of certain benefits coverage and vesting of options with terms similar to the agreements CMC provides to other senior executive officers, including a gross-up provision in the event that penalty tax is assessed as a result of a payment.

4. Annual Salary. Your annual base salary would be $450,000. Following the close of each fiscal year, beginning with the end of Fiscal Year 2004, the Compensation Committee of the Board will meet to consider an increase in your annual base salary in accordance with its normal practices. CMC will pay your base salary in accordance with its normal payroll practices.

5. Annual Incentive Bonus. You would be eligible for a cash bonus for each fiscal year based on CMC's achieving performance levels specified by the Board at the start of each fiscal year. For the Fiscal Year 2004, beginning October 1, 2003, this bonus will not be less than $160,000.

6. Equity Award. CMC will award you a non-qualified option to purchase 250,000 shares of CMC's common stock (the "Initial Option") in accordance with the terms of the Cabot Microelectronics Corporation Amended and Restated 2000 Equity Incentive Plan. The grant date of the Initial Option will be your Employment Date. The exercise price of the

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Mr. William P. Noglows
November 2, 2003
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         Initial Option will be the closing price of CMC's common stock on the grant date, as per the terms of the Equity Incentive Plan. The Initial Option will vest 25% on the first anniversary of your Employment Date and 25% on each subsequent anniversary of your Employment Date, so that it is fully vested on the fourth anniversary of your Employment Date, as long as you remain continuously employed by CMC on each such anniversary and pursuant to the terms of the Equity Incentive Plan and grant agreement for your Initial Option award, and as modified and/or otherwise affected by the Change in Control Severance Protection Agreement dated effective as of November 3, 2003 between the Company and you. The Initial Option will expire ten years from the grant date, unless sooner exercised or terminated pursuant to the Equity Incentive Plan and the applicable award agreement. Upon a termination of your employment, any vested options of the Initial Option would continue to be exercisable for the six-month period following such termination. You will be eligible for future equity awards at the discretion of the Board.

7. Severance. If CMC terminates your employment without cause or you terminate employment because CMC breaches the terms of your employment, CMC will continue your annual base salary for twelve (12) months and any options vesting in accordance with your vesting schedule shall vest during such period.

8. Benefits. Effective on your Employment Date, you will be entitled to participate in all employee benefit plans, programs and arrangements, including, without limitation, vacation (four weeks for executives), medical, dental, short-term and long-term disability, life, and 401(k) plan, according to the terms of such plans and on terms no less favorable than those available to other senior executive officers.

9. Relocation Expenses. You and your family will relocate to the greater Chicago metropolitan area by June 1, 2004, where CMC is headquartered. Pursuant to the terms of CMC's standard relocation policy, CMC will reimburse your and your family's reasonable expenses in relocating to the greater Chicago metropolitan area from Marblehead, Massachusetts. CMC will reimburse you for temporary living arrangements until June 1, 2004. CMC will reimburse you on a "grossed up basis" in the event any tax is assessed upon you with respect to such reimbursement.

10. Financial Advisor. CMC will reimburse you annually for the expenses of a financial advisor, chosen by you solely at your discretion up to $10,000 per year.

11. Insurance and Indemnification. CMC will maintain you as an insured party on all directors' and officers' insurance maintained by CMC for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide you with at least the same corporate indemnification as its other senior executive officers and directors.

12. CMC will reimburse you for normal business, travel and entertainment expenses in accordance with its written policies. You will be authorized to fly first class at your discretion.

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Mr. William P. Noglows
November 2, 2003
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13.      Employee Confidentiality, Intellectual Property and Non-Competition
         Agreement; Code of Business Conduct. You will need to sign CMC's standard Employee Confidentiality, Intellectual Property and Non-Competition Agreement by your Employment Date. You also will need to certify to CMC's Code of Business Conduct as of your Employment Date.

14. CMC will pay for all reasonable attorneys' fees, costs and expenses incurred by you in connection with the negotiation, execution and delivery of this offer letter, up to $10,000.

15. You confirm to CMC that you are not subject to or bound by any agreement, covenant, or order that limits your ability to assume the role or perform the duties of Chairman, President and Chief Executive Officer of CMC.

16. Miscellaneous. In accordance with federal immigration laws, please provide CMC with documentary evidence of your identity and eligibility for employment in the United States (e.g., U.S. Passport) by your Employment Date. Subject to Section 7 above, your employment will be on an "at will" basis, which means you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Similarly, CMC will have a similar right to terminate your employment at any time, with or without cause.

         Bill, I believe this offer reflects our understanding of your expectations and I look forward to hearing from you. In that regard, you can indicate your acceptance of the terms of this offer letter by signing below and returning one copy to me.

                                          Cordially yours,


                                          Ronald L. Skates
                                          Chairman of the Compensation Committee
                                          Board of Directors

Accepted and Agreed this 2nd day
of November 2003.

____________________________________
         William P. Noglows